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                                                                     EXHIBIT 3.2

                            FORM OF STOCK AMENDMENT

  The first paragraph of Article FOURTH of the First Data Restated Certificate of Incorporation will be amended to read in its entirety as follows:

  "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 600,000,000 shares of Common Stock, each having a par value of $.01 per share, and 10,000,000 shares of Preferred Stock, each having a par value of $1.00 per share."